                                                                    EXHIBIT 12.1

                       U.S. Restaurant Properties, Inc.
  Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                (in thousands)


                                                                       Years ended December 31,
                                                                       ------------------------
                                                                2000                          1999
                                                             ----------                    ----------

Net Income                                                         (45)                            790

Fixed Charges:
   Interest Expense                                              30,706                         29,410
   Capitalized Interest                                             739                          1,346
   Preferred Dividend Requirements                                7,102                          7,102
                                                             ----------                     ----------
Total Fixed Charges and Preferred Stock
    Dividends                                                    38,547                         37,858

Less Preferred Stock Dividend Requirements                        7,102                          7,102

Earnings                                                        $31,400                        $31,546
                                                             ==========                     ==========

Ratio of Earnings to Fixed Charges                                1.00x                          1.03x
Ratio of Earnings to Combined
    Fixed Charges and Preferred
     Stock Dividends                                              0.81x                          0.83x

During the years ended December 31, 2000 and 1999 the Company recorded non-cash credits of $3,713 and $239, respectively, relating to the contingent OP units accrued according to the 1997 termination of management contract.